Exhibit 10.21
CVR ENERGY, INC.
LONG-TERM INCENTIVE PLAN
PERFORMANCE UNIT AGREEMENT

THIS PERFORMANCE UNIT AGREEMENT (this “Agreement”), made as of November 1, 2017 (the “Grant Date”), between CVR Energy, Inc., a Delaware corporation (the “Company”), and the individual grantee designated on the signature page hereof (the “Grantee”).

WHEREAS, the Company has adopted the Second Amended and Restated 2007 Long Term Incentive Plan (the “Plan”) in order to provide an additional incentive to certain employees and directors of the Company and its Subsidiaries;

WHEREAS, the Committee responsible for administration of the Plan has authorized the grant of Performance Units to the Grantee as provided herein.

NOW, THEREFORE, the parties hereto agree as follows:

1.Grant of Performance Units.

1.1.    The Company hereby grants to the Grantee, and the Grantee hereby accepts from the Company, an award of 1,500 Performance Units (the “Award”), on the terms and conditions set forth in this Agreement. Subject to the terms of this Agreement, each Performance Unit subject to the Award that has not been forfeited pursuant to Section 3(b) prior to the Payment Date (as defined below) represents the right of the Grantee to receive, on such Payment Date, a cash payment equal to $1,000 multiplied by the applicable Performance Factor as determined pursuant to Section 2.

1.2.    This Agreement shall be construed in accordance with and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference). Except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

1.3.    Any payment under this Agreement is intended to constitute “qualifying performance-based compensation” within the meaning of Section 162(m). The Award shall be construed and administered in a manner consistent with such intent.

2.    Performance Conditions.

(a)With respect to the Award, on or before December 29, 2017, the Committee shall establish in writing the applicable Performance Objectives and applicable performance payout factors based on levels of achievement (the “Performance Factors”) for the period beginning on January 1, 2018 and ending on December 31, 2018 (the “Performance Cycle”). Among other things, the Company and the Grantee expect that the applicable Performance Objectives established by the Committee will be based solely on one or more of the performance criteria set forth in Section 9.3(a)

of the Plan (including objectives relating to crude throughput, gathered crude, and expense reduction and economic value added, specifically as related to RINS expense).

(b)In accordance with Section 9.3(b) of the Plan and as hereby approved by the Committee, the Performance Objectives will be adjusted to reflect the effects of extraordinary items, unusual or infrequently occurring events and the impact of specified corporate transactions (including without limitation, (i) board-directed actions, such as debt or equity offerings, (ii) third party actions, such as operational outages or disruptions caused by third parties, loss of power outside battery limits, loss of third party pipeline capacity or apportionment of such capacity, or loss of or limitations to rail access, or (iii) acts of God, floods, storms, earthquakes, terrorism, military operations, national emergencies, imposition of new governmental laws or regulations, strikes or labor disturbances, or any other cause beyond the reasonable control of the Company); provided that any adjustment under this Section 2(b) shall be permitted only to the extent allowed under Section 162(m) of the Code and the regulations promulgated thereunder without adversely affecting the treatment of the Award as Performance-Based Compensation.

(c)    After December 31, 2018, as soon as reasonably practicable after the Company’s performance results for the Performance Cycle are known, but in any event on or before March 1, 2019, the Committee shall determine and certify the extent to which the applicable Performance Objectives were achieved and what the Performance Factor is for the Performance Units subject to each applicable Performance Objective (the date of such certification, the “Certification Date”).

3.    Termination of Employment; Acceleration.

(a)    In the event of the Grantee’s termination of employment with the Company, a Subsidiary or Division prior to the applicable Payment Date (i) by reason of his death or Disability, (ii) by the Company, a Subsidiary or a Division other than for Cause, or (iii) by the Grantee’s resignation for Good Reason, all Performance Units with respect to which such Payment Date has not yet occurred will remain outstanding, and amounts due to the Grantee, if any, with respect to such Performance Units to the extent provided in Section 1.1, will be paid pursuant to Section 4 based on actual performance; provided that any amounts due to the Grantee by application of clause (ii) or (iii) of this Section 3(a) shall be pro-rated based on the number of days the Grantee is employed with the Company, a Subsidiary or Division during the Performance Cycle. For the avoidance of doubt, any amounts due to the Grantee by application of clause (i) of this Section 3(a) shall not be subject to pro-ration.

(b)    In the event that the Grantee’s employment is terminated for a reason other than one described in Section 3(a) above, all Performance Units with respect to which a Payment Date has not yet occurred shall be forfeited immediately upon the Grantee’s termination of employment.

(c)    In the event that the Grantee receives the Incentive Payment (as such term is defined in the Employment Agreement dated as of the date hereof (the “Employment Agreement”), between the Company and the Grantee) pursuant to Section 2.7 of the Employment Agreement, all Performance Units hereunder with respect to which such Payment Date has not yet occurred will remain outstanding, and amounts due to the Grantee, if any, with respect to such Performance Units to the extent provided in Section 1.1, will be paid pursuant to Section 4 based on actual performance. For the avoidance of doubt, any amounts due to the Grantee by application of this Section 3(c) shall not be subject to pro-ration.

(d)    To the extent any payments provided for under this Agreement are treated as “nonqualified deferred compensation” subject to Section 409A of the Code, (i) this Agreement shall be interpreted, construed and operated in accordance with Section 409A of the Code and the Treasury regulations and other guidance issued thereunder, (ii) if on the date of the Grantee’s separation from service (as defined in Treasury Regulation §1.409A-1(h)) with the Company, a Subsidiary or Division the Grantee is a specified employee (as defined Section 409A of the Code and Treasury Regulation §1.409A-1(i)), no payment constituting the “deferral of compensation” within the meaning of Treasury Regulation §1.409A-1(b) and after application of the exemptions provided in Treasury Regulation §§1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) shall be made to the Grantee at any time prior to the earlier of (A) the expiration of the six month period following the Grantee’s separation from service or (B) the Grantee’s death, and any such amounts deferred during such applicable period shall instead be paid in a lump sum to the Grantee (or, if applicable, to the Grantee’s estate) on the first payroll payment date following expiration of such six month period or, if applicable, the Grantee’s death, and (iii) for purposes of conforming this Agreement to Section 409A of the Code, any reference to termination of employment, severance from employment, resignation from employment or similar terms shall mean and be interpreted as a “separation from service” as defined in Treasury Regulation §1.409A-1(h).

4.    Payment Date.

Within five days following the Certification Date, the Company will deliver to the Grantee the payment amount described in Section 1.1 in respect of each Performance Unit covered by the applicable Award that has not been forfeited and with respect to which the Committee makes its determination pursuant to Section 2(c) as of such Certification Date (such payment date, the “Payment Date”).

5.    Non-transferability.

The Performance Units may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated.

6.    No Right to Continued Employment.

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right with respect to continuance of employment by the Company, a Subsidiary or Division, nor shall this Agreement or the Plan interfere in any way with the right of the Company, a Subsidiary or Division to terminate the Grantee’s employment therewith at any time.

7.    Withholding of Taxes.

The Grantee shall pay to the Company, or the Company and the Grantee shall agree on such other arrangements necessary for the Grantee to pay, the applicable federal, state and local income taxes required by law to be withheld (the “Withholding Taxes”), if any, upon the vesting of the Performance Units. The Company shall have the right to deduct from any payment of cash to the Grantee an amount equal to the Withholding Taxes in satisfaction of the Grantee’s obligation to pay Withholding Taxes.

8.    Grantee Bound by the Plan.

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

9.    Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

10.    Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

11.    Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

12.    Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s beneficiaries, heirs, executors, administrators, successors and legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Grantee’s beneficiaries, heirs, executors, administrators, successors and legal representatives.

13.    Incentive Compensation Recoupment.

(a) To the extent not prohibited by applicable law, the Board, in its sole and absolute discretion, may seek reimbursement of any payment made to Grantee in respect of the Award granted hereunder if (A) Grantee is currently or was previously designated as an “officer” by the Board for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (such designation, “Officer”), and (B) Grantee, in the judgment of the Board, commits misconduct or a gross dereliction of duty that results in a material violation of Company policy and causes significant harm to the Company (or any of its Subsidiaries) while serving in his capacity as an Officer. In such event, (x) if Grantee is a current Officer, the Board may seek reimbursement of all or a portion of any such payment made to Grantee during the one-year period preceding the date on which such misconduct or dereliction of duty was discovered by the Company (or any of its Subsidiaries), or (y) if Grantee is a former Officer, the Board may seek reimbursement of all or a portion of any such payment made to Grantee during the one-year period preceding the last date on which Grantee was an Officer.

(b) To the extent not prohibited by applicable law, if Grantee is an Officer, the Board may, in its sole discretion, seek reimbursement of any payment made to Grantee in respect of the Award granted hereunder in the event of a restatement of the Company’s (or any of its Subsidiaries’) financial results (occurring due to material noncompliance with any financial reporting requirements under applicable securities laws) that reduced a previously granted payment made to Grantee in respect of the Award granted hereunder. In that event, the Board will seek to recover the amount of any such payment made to Grantee that exceeded the amount that would have been paid based on the restated financial results.

(c) If the Company subsequently determines that it is required by law to apply a “clawback” or alternate recoupment provision to the Award granted hereunder, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then such clawback or recoupment provision also shall apply to such Award, as if it had been included on the effective date of this Agreement.

14.    Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

CVR ENERGY, INC.	GRANTEE
/s/ John R. Walter	/s/ David L. Lamp
By: John R. Walter	Name: David L. Lamp
Title: Senior Vice President, General Counsel and Secretary

[Signature Page to Performance Unit Agreement]